SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Huron Consulting Group Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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550 W. Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2006

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the 8th floor of the Company’s corporate offices located at 550 West Van Buren Street, Chicago, Illinois 60607 on May 2, 2006, at 2:00 p.m., Central Daylight Savings Time, for the following purposes:

1) To elect two directors to the board of directors;

2) To approve an amendment to the Company’s 2004 Omnibus Stock Plan; and

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 13, 2006 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 31, 2006

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2006 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “we” or “us”). The 2006 Annual Meeting will be held on Tuesday, May 2, 2006 at 2:00 p.m., Central Daylight Savings Time, at the 8th floor of the Company’s corporate offices located at 550 West Van Buren Street, Chicago, Illinois 60607. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 31, 2006.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 13, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 17,259,354 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect shares of the common stock held by executive officers and directors of the Company will be voted “FOR” such proposals.

A quorum consisting of at least one-third of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a staggered three-year term.

The board of directors has nominated DuBose Ausley and John S. Moody as Class II Directors to be voted upon at the 2006 Annual Meeting, to serve terms ending at the 2009 Annual Meeting. James D. Edwards, Gary E. Holdren and John McCartney are Class III Directors serving terms ending at the 2007 Annual Meeting. George E. Massaro is a Class I Director serving a term ending at the 2008 Annual Meeting. The board of directors has determined that Messrs. Ausley, Edwards, McCartney and Moody are “independent” as defined in the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”).

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of two Class II Directors to be elected by them and the other matters described herein. The board of directors knows of no reason that either Mr. Ausley or Mr. Moody might be unavailable to serve as the Class II Directors, and each has expressed an intention to serve, if elected. If either Mr. Ausley or Mr. Moody is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class II Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote; provided that a quorum of at least one-third of the outstanding shares of common stock is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted toward the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted for the election of Mr. Ausley and Mr. Moody as Class II Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. AUSLEY AND MR. MOODY AS CLASS II DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
DuBose Ausley	68	Attorney, Ausley & McMullen	2004	Class II 2009

John S. Moody	57	President, The Moody Corporation	2005	Class II 2009

DuBose Ausley was appointed to our board of directors on October 12, 2004. He is an employee of Ausley & McMullen, a law firm in Tallahassee, Florida, where he was chairman for more than 25 years prior to June 2002. Mr. Ausley is a director of Capital City Bank Group, Inc., a financial services holding company, Tampa Electric Co., Inc., a public utility operating in the State of Florida, and its parent, TECO Energy, Inc., and Blue Cross and Blue Shield of Florida, Inc. He was also Chairman of the Capital City Bank Group, Inc. from 1982 to 2003.

John S. Moody was appointed to our board of directors on November 8, 2005. He is President of The Moody Corporation. He served as a director of CRIIMI MAE, Inc., a full-service, commercial, mortgage company that was structured as a publicly held real estate investment trust (“REIT”) from 2004 to 2006, when it was acquired by a subsidiary of Caisee de depot et placement du Quebec. From 2001 to 2004, he served on the boards of directors of two publicly held REITs: Keystone Property Trust and Equity Office Properties Trust. From 2004 until recently, Mr. Moody served as president and chief executive officer of HRO Asset Management, LLC, a real estate advisory business. Prior to that, from 2001 to 2004, Mr. Moody served as president of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was president and chief executive officer of Cornerstone Properties, Inc., a REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States and that merged into Equity Office Properties Trust. Mr. Moody received a law degree from The University of Texas School of Law.

Directors Not Standing For Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
James D. Edwards	62	Retired, Managing Partner—Global Markets at Arthur Andersen LLP	2004	Class III 2007

Gary E. Holdren	55	Chairman, Chief Executive Officer and President of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	2004	Class III 2007

John McCartney	53	Chairman, Westcon Group, Inc.	2004	Class III 2007

George E. Massaro	58	Vice Chairman of the Board	2004	Class I 2008

James D. Edwards was appointed to our board of directors on October 12, 2004. Mr. Edwards retired in 2002 as managing partner-global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen LLP in 1964 and served in several positions after that time. Mr. Edwards is also a director of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, Transcend Services, Inc., a provider of medical transcription services to the healthcare industry and Crawford & Company, a global provider of claims management solutions. Mr. Edwards is a member of the American Institute of Certified Public Accountants.

Gary E. Holdren has served as our Chief Executive Officer and President and as a director since May 2004 and as Chief Executive Officer of Huron Consulting Services LLC, our principal operating subsidiary, since June 2003 and President of Huron Consulting Services LLC since we commenced operations in May 2002. He was elected Chairman of the board of directors on November 3, 2004. Previously, he was a partner and the midwest director of global client services of Arthur Andersen LLP, where he also served on the U.S. management committee from 1991 to 1998, and the executive council of Andersen Worldwide from 1994 to 1998. Mr. Holdren has more than 30 years of experience consulting with corporations and legal counsel on complex financial and business matters, as well as extensive experience serving as an expert witness. He has extensive consulting experience in international tax, antitrust and corporate civil damages and has testified as an accounting and industry expert in federal tax court and federal district courts. Mr. Holdren is a member of the board of directors of the Lyric Opera of Chicago and Cowboy Dreams, a Chicago-area charitable organization. He also serves on the executive committee and board of directors of The Joffrey Ballet of Chicago, and is a member of the Business Advisory Council of the Richard T. Farmer School of Business, Miami University. Mr. Holdren is a certified public accountant.

John McCartney was appointed to our board of directors on October 12, 2004. He has served as a director of Westcon Group, Inc., a specialty distributor of networking and communications equipment, since August 1998 and was elected chairman of the board of directors in January 2001. Mr. McCartney served as vice chairman of the board of directors of Datatec Limited, a networking technology and services company, from October 1998 until May 2004. Since December 2003, he has served as chairman of the board of First Circle Medical, Inc., a privately-held medical therapy company. Since 1998, Mr. McCartney has served as a director of A.M. Castle Corporation, a steel distributor, and he currently serves as lead director, chairman of the audit committee and a member of the governance committee. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. He joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997. Mr. McCartney is a certified public accountant.

George E. Massaro has served as a director since May 2004 and Vice Chairman since March 2005. Effective January 1, 2006, Mr. Massaro ceased to be an executive officer of the Company, retaining his role as Vice Chairman, and dedicating his efforts to critical strategic initiatives for us, including major client assignments. He served as our Chief Operating Officer and as Chief Operating Officer of Huron Consulting Services LLC from June 2003 until March 2005. Mr. Massaro joined Huron Consulting Services LLC in August 2002 as a managing director and subsequently became the leader of our disputes and investigations and valuation services practices. Previously, he served as the managing partner of Arthur Andersen LLP’s 1,200 person New England practice from 1998 to 2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high technology industries. Mr. Massaro serves as a director of Charles River Laboratories, a provider of research products and preclinical services for the biomedical community, and of Eastern Bank Corporation, an independent mutual bank holding company in New England. He is a certified public accountant.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Gary E. Holdren	55	Chairman of the Board, Chief Executive Officer and President
Daniel P. Broadhurst	47	Vice President of Operations and Assistant Secretary
Gary L. Burge	52	Vice President, Chief Financial Officer and Treasurer
Natalia Delgado	52	Vice President, General Counsel and Corporate Secretary
Mary M. Sawall	50	Vice President, Human Resources

Gary E. Holdren’s biographical information is provided above under the caption “Election of Directors—Directors Not Standing For Election.”

George E. Massaro’s biographical information is provided above under the caption “Election of Directors—Directors Not Standing for Election.”

Daniel P. Broadhurst has served as our Vice President of Operations since March 2005. He has served as Vice President and Assistant Secretary of Huron Consulting Services LLC since January 2004 and as a Managing Director of Huron Consulting Services LLC since May 2002. Mr. Broadhurst served as our Vice President, Quality and Corporate Development from May 2004 to March 2005 and as Assistant Secretary since May 2004. Mr. Broadhurst assists with the day-to-day operations and works closely with the Huron Consulting Services LLC and Speltz & Weiss LLC practice leaders regarding practice performance, resource planning and all other aspects of business planning. He also continues to serve selected clients and oversees our quality assurance and risk management group. His expertise covers large and complex accounting and litigation matters related to international and domestic tax law, regulatory issues, breach of contract, purchase price disputes, intellectual property, fraud, tort, environmental, and other claims against government agencies. Previously, Mr. Broadhurst served as managing partner of Arthur Andersen LLP’s 450 person central region economic and financial consulting group from 1998 through 2002 and managing partner for the central region litigation consulting group from 1996 through 1997. Mr. Broadhurst serves as treasurer and is a board member of the Illinois CPA Society. He is a certified public accountant.

Gary L. Burge has served as our Vice President, Chief Financial Officer and Treasurer since May 2004 and as Vice President, Chief Financial Officer and Treasurer of Huron Consulting Services LLC since November 2002. Prior to joining us, he served as the chief financial officer for PrimeCo Wireless Communications from 2001 to 2002. From 1999 to 2001, Mr. Burge served as chief financial officer for Morningstar, Inc., a globally recognized provider of investment information and services to the individual and institutional marketplace. During his career, he has also held various senior management and leadership roles with 360° Communications Company, a wireless communications company, Sprint Corporation, a global communications company, and Centel Corporation, a telecommunications company, where he held positions in finance, information technology, engineering and mergers and acquisitions. Mr. Burge began his career in professional services with Deloitte & Touche LLP. He is a member of the Department of Accountancy Advisory Board of Northern Illinois University. Mr. Burge is a certified public accountant.

Natalia Delgado has served as our General Counsel and Corporate Secretary since September 2004. She was appointed Vice President on March 1, 2006. From January 1999 to September 2004, she was a principal at the law firm of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. Prior to that, Ms. Delgado was a partner at the law firm of Jenner & Block. For more than 24 years, Ms. Delgado has represented clients in securities and corporate matters, including public offerings, mergers and acquisitions and corporate restructurings. Her practice has also involved advising clients regarding compliance with securities laws and corporate governance. Ms. Delgado is a member of the board of directors of the National Women’s Law Center and is a member of the Committee of Visitors of the University of Michigan Law School.

Mary M. Sawall has served as our Vice President, Human Resources since May 2004, as Vice President, Human Resources of Huron Consulting Services LLC since January 2004 and as Managing Director and head of Human Resources of Huron Consulting Services LLC since May 2002, when we commenced operations. Previously, she was executive vice president of human resources at Encore Development, a technology solutions provider, from 2000 to 2002, and at marchFIRST Inc., a global business and technology solutions provider, from 1998 to 2000. She has also served as director of human resources for the Illinois practice of Deloitte & Touche LLP and has had financial and administrative management positions at Booz Allen Hamilton, a global strategy and technology consulting firm, and Cambridge Associates, a provider of investment and financial research and consulting services to nonprofit institutions.

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2005, the board of directors held six board meetings and five meetings each of its Audit Committee and Nominating and Corporate Governance Committee, as well as seven meetings of its Compensation Committee. The board of directors took action by written consent six times. Its Compensation Committee also took action by written consent six times.

During 2005, all of the board members attended the board meetings and committee meetings on which they served, except as follows: for health reasons, Ms. Bricker missed one board meeting. Mr. Massaro missed one board meeting because of a conflict with a Huron client engagement. Mr. Ausley missed telephonic meetings of the board, the Audit Committee and the Compensation Committee, and Mr. McCartney missed a meeting of the Audit Committee. All directors attended at least 89% of the meetings of the board and committees on which they served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend. All directors, except for Ms. Bricker (who was not able to attend for health reasons), attended the 2005 Annual Meeting of Stockholders.

The board of directors created the position of lead director, which rotates among the independent directors on a quarterly basis. The lead director’s duties are to chair the executive sessions of the board and to approve the agenda for each board meeting. During 2005, Ms. Bricker and Messrs. Ausley, Edwards and McCartney all served as lead director.

The board of directors operates in part through its three committees: Audit, Compensation and Nominating and Corporate Governance.

Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee Charter and include overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and internal control over financial reporting, and retaining and discharging our auditors. The Audit Committee is composed of Messrs. McCartney (Chairperson), Edwards and Ausley. The Audit Committee Charter is available on the Company’s web site at www.huronconsultinggroup.com. All current Audit Committee members are “independent,” as defined in the applicable listing standards of NASDAQ. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also designated each of Messrs. McCartney and Edwards as an “audit committee financial expert” as defined by the applicable securities regulations and each is an independent director. The Report of the Audit Committee for the fiscal year ended December 31, 2005 appears below under the caption “AUDIT MATTERS—Report of the Audit Committee.”

Compensation Committee. The Compensation Committee reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee is also responsible for director compensation. All current Compensation Committee members are “independent” as defined in the applicable listing standards of NASDAQ. The Compensation Committee is composed of Messrs. Moody (Chairperson),

McCartney and Ausley. The Compensation Committee Charter is available on the Company’s web site at www.huronconsultinggroup.com. The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. All current Nominating and Corporate Governance Committee members are “independent” as defined in the applicable listing standards of NASDAQ. The Nominating and Corporate Governance Committee is composed of Messrs. Edwards (Chairperson), Ausley and Moody. The Nominating and Corporate Governance Committee Charter is available on the Company’s web site at www.huronconsultinggroup.com.

Directors may be nominated by the board of directors or by stockholders in accordance with the Bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The committee will review the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, our Bylaws permit stockholders to nominate directors at a stockholder meeting. To make a director nomination at the 2007 Annual Meeting of Stockholders, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “Submission of Stockholder Proposals” below in the Proxy Statement. Notices should be sent to: Corporate Secretary, Huron Consulting Group, 550 W. Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in our Bylaws.

The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	the name and record address of the stockholder who is submitting the notice;

•	the class or series and number of shares of voting stock of the Company that are owned of record or beneficially by the stockholder who is submitting the notice;

•	a description of all arrangements or understanding between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice;

•	if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•	any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

Suite 1700

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The communication will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

Effective July 1, 2005, the board of directors increased the annual cash compensation for our independent directors from $20,000 to $40,000 per year. In addition, directors are paid $1,000 for each meeting of the board of directors or any committee of the board that a director attends. We also pay an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.

In addition to cash compensation, under our 2004 Omnibus Stock Plan, we made the following grants to independent directors: (i) on October 12, 2004, we granted Messrs. Ausley, Edwards and McCartney options exercisable for 12,903 shares of our common stock, which have a per share exercise price equal to $15.50 (the initial public offering price), one-third of which vested on the grant date, one-third of which vested on the date of the 2005 Annual Meeting of Stockholders, and the remaining one-third of which will vest on the date of the 2006 Annual Meeting of Stockholders; (ii) on October 1, 2005, we granted Messrs. Ausley, Edwards and McCartney 10,750 shares of restricted common stock, one-twelfth of which are scheduled to vest on the first day of each quarter over the following twelve quarters, beginning on January 1, 2006; and (iii) on December 1, 2005, we granted Mr. Moody 15,000 shares of restricted common stock, one-twelfth of which are scheduled to vest on the first day of each quarter over the following twelve quarters, beginning on January 1, 2006. Beginning with the 2006 Annual Meeting of Stockholders, each independent director will receive 5,700 shares of restricted common stock on the date of each annual meeting, which are scheduled to vest over the following twelve quarters.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), we have identified a late filing by Wayne E. Lipski, a Section 16(a) Reporting Person. The late filing (with respect to one report covering one transaction) was made with respect to a grant of restricted common stock in 2005 and was the result of an administrative oversight.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
HCG Holdings LLC (2)	1,470,229	8.5%
Terence M. Graunke (2)	1,470,229	8.5
Paul G. Yovovich (2)	1,470,229	8.5
Axa Financial Inc. (3)	865,877	5.0
Gary E. Holdren (4)	894,019	5.2
George E. Massaro (5)	96,225	*
Daniel P. Broadhurst (6)	62,031	*
Gary L. Burge (7)	62,935	*
Mary M. Sawall (8)	41,642	*
DuBose Ausley (9)	23,653	*
James D. Edwards (9)	26,853	*
John McCartney (9)(10)	23,653	*
John S. Moody (11)	19,000	*
All directors and executive officers as a group (10 persons) (12)	1,270,760	7.3

*	indicates less than 1% ownership.

(1)	The principal address of HCG Holdings LLC, Terence M. Graunke and Paul G. Yovovich is c/o Lake Capital Partners LP, 676 North Michigan Avenue, Suite 3900, Chicago, Illinois 60611. The principal address of AXA Financial Inc. is 1290 Avenue of the Americas, New York, NY 10104. The principal address for each of the other stockholders listed below is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)	Lake Capital Partners LP and Lake Capital Management LLC are members of HCG Holdings LLC and collectively have investment and voting control over the shares of our common stock held by HCG Holdings LLC. Lake Capital Investment Partners LP is the sole general partner of Lake Capital Partners LP and Lake Partners LLC is the sole general partner of Lake Capital Investment Partners LP. Terence M. Graunke and Paul G. Yovovich are the members and managers of Lake Partners LLC as well as members of the investment committee of Lake Capital Investment Partners LP and, in such roles, these individuals have investment and voting control over, and may be deemed to be the beneficial owners of, the shares ultimately controlled by Lake Capital Investment Partners LP. Mr. Graunke is also the controlling member of Lake Capital Management LLC and, pursuant to the Lake Capital Management LLC operating agreement, has investment and voting control over, and may be deemed to be the beneficial owner of, the shares controlled by that entity. Each of Lake Capital Partners LP, Lake Capital Investment Partners LP, Lake Partners LLC, Lake Capital Management LLC, Mr. Graunke and Mr. Yovovich disclaims beneficial ownership of the shares of common stock owned by HCG Holdings LLC.

In a secondary offering completed in February 2006, HCG Holdings LLC sold 6,300,000 of its shares of our common stock. Additionally, the underwriters exercised in full their over-allotment option to purchase an additional 945,000 shares of common stock from HCG Holdings LLC.

(3)	Information regarding beneficial ownership of our common stock by AXA Financial, Inc. is included herein in reliance on a Schedule 13G filed with the SEC on February 14, 2006.

(4)	Includes 21,739 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 148,500 shares of restricted common stock and 671,087 shares held in trust for Mr. Holdren’s wife and children as to which he disclaims beneficial ownership.

(5)	Includes 70,655 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 14,700 shares of restricted common stock. Does not include any shares in respect of Mr. Massaro’s ownership of .17% of the outstanding common interests in HCG Holdings LLC.

(6)	Includes 19,021 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 15,825 shares of restricted common stock. Does not include any shares in respect of Mr. Broadhurst’s ownership of .09% of the outstanding common interests in HCG Holdings LLC.

(7)	Includes 23,913 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 18,750 shares of restricted common stock. Does not include any shares in respect of Mr. Burge’s ownership of .09% of the outstanding common interests in HCG Holdings LLC.

(8)	Includes 26,359 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 12,525 shares of restricted common stock.

(9)	On October 12, 2004, we granted to Messrs. Ausley, Edwards and McCartney options exercisable for 12,903 shares of our common stock. One-third of these options vested on the grant date, one-third vested on the date of the last annual meeting, and one-third will vest on the date of the annual meeting in 2006. The shares listed for Messrs. Ausley, Edwards and McCartney include shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. On October 1, 2005, we granted to Messrs. Ausley, Edwards and McCartney 10,750 shares of restricted common stock, one-twelfth of which are scheduled to vest on the first day of each quarter over the following twelve quarters, beginning on January 1, 2006.

(10)	Does not include any shares in respect of Mr. McCartney’s ownership of .09% of the outstanding common interests in HCG Holdings LLC.

(11)	Includes 15,000 shares of restricted common stock that we granted to Mr. Moody on December 1, 2005, one-twelfth of which are scheduled to vest on the first day of each quarter over the following twelve quarters, beginning January 1, 2006.

(12)	Includes an aggregate of 203,671 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date. Also includes 267,793 shares of restricted common stock.

EXECUTIVE COMPENSATION

The following table sets forth a history of the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries during 2005, 2004 and 2003 to each person serving as Chief Executive Officer at any time during the fiscal year ended December 31, 2005 and to each of the other four highest paid executive officers of the Company (collectively, the “Named Executive Officers”) at the end of the fiscal year ended December 31, 2005.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-term Compensation		All Other Compensation(3)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options/ SARs (#)	Restricted Stock Award(s) (2)
Gary E. Holdren Chairman, Chief Executive Officer and President	2005 2004 2003	$800,000 800,000 750,000	$925,000 850,000 500,375	$51,791 53,918 —	0 43,479 43,479	39,300 158,700 —	$25,111 72,131 23,412

George E. Massaro Vice Chairman(4)	2005 2004 2003	$600,000 600,000 450,000	300,000 300,000 350,625	— — —	0 21,740 86,958	19,600 32,600 —	$24,373 46,957 22,980

Daniel P. Broadhurst Vice President of Operations and Assistant Secretary(5)	2005 2004 2003	$485,000 485,000 485,000	315,000 142,000 184,167	— — —	0 2,174 6,522	10,200 10,900 —	$19,946 21,866 18,963

Gary L. Burge Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	$275,000 250,000 225,000	250,000 175,000 75,000	— — —	0 6,522 2,174	14,100 10,900 —	$17,524 32,021 16,649

Mary M. Sawall Vice President, Human Resources	2005 2004 2003	$275,000 250,000 225,000	225,000 150,000 100,000	— — —	0 6,522 8,696	10,200 6,500 —	$17,439 24,617 15,540

(1)	The amount for Mr. Holdren listed under Other Annual Compensation consists of the portion attributable to his personal travel ($45,505) of the Company’s expenses for an aircraft leased from time to time for corporate purposes. It also includes parking for Mr. Holdren and sporting tickets. Other amounts, which are under the thresholds for reporting, were earned by Messrs. Massaro and Broadhurst in connection with the gross-up for taxes paid to multiple states and the payment for tax assistance services.

(2)	The aggregate holdings and market value of the unvested restricted common stock held as of December 31, 2005 by the individuals listed are: Mr. Holdren (158,325 shares, $3,798,217); Mr. Massaro (44,050 shares, $1,056,760); Mr. Broadhurst (18,375 shares, $440,816); Mr. Burge (22,275 shares, $534,377); and Ms. Sawall (15,075 shares, $361,649). The “value” is calculated according to SEC rules assuming all shares are vested as of December 31, 2005, which, in fact, they have not. The shares vest 25% annually over four years from the grant date.

(3)	All other compensation consists of the following:

		Mr. Holdren	Mr. Massaro	Mr. Broadhurst	Mr. Burge	Ms. Sawall
Long-term disability insurance premiums	2005 2004 2003	$8,336 8,336 7,382	$6,577 6,577 5,988	$4,833 4,833 4,594	$1,768 1,768 1,621	$2,617 1,669 1,496

Life insurance premiums	2005 2004 2003	4,175 4,030 4,030	5,196 5,052 4,992	2,513 2,369 2,369	3,156 3,049 3,028	2,222 2,065 2,044

Special payout for earned but unused paid time off	2005 2004 2003	— 47,465 —	— 23,028 —	— 2,364 —	— 14,904 —	— 8,583 —

401(k) match	2005 2004 2003	12,600 12,300 12,000	12,600 12,300 12,000	12,600 12,300 12,000	12,600 12,300 12,000	12,600 12,300 12,000

(4)	Mr. Massaro became Vice Chairman of the Company on March 15, 2005. Effective January 1, 2006, Mr. Massaro ceased to be an executive officer of the Company, retaining the role of Vice Chairman, and, on March 16, 2006, began devoting approximately one-third of a normal work schedule, including service as a board member, to the Company and its affiliates each year.

(5)	Mr. Broadhurst became Vice President of Operations on March 15, 2005.

Option Grants in Last Fiscal Year

No options were granted in 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2005 and unexercised options held as of the end of fiscal 2005.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised in-the-Money Options at December 31, 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary E. Holdren	10,869	$190,262	10,869	54,350	$254,498	$1,227,603
George E. Massaro	16,304	$387,149	65,220	59,784	$1,533,127	$1,368,341
Daniel P. Broadhurst	0	0	18,477	4,891	$440,889	$112,272
Gary L. Burge	0	0	22,282	5,979	$530,284	$133,247
Mary M. Sawall	0	0	24,728	9,240	$587,107	$209,604

(1)	Based on the market price of $23.99 per share, which was the closing price per share of the Company’s common stock on NASDAQ on the last day of 2005, less the exercise price payable for such shares.

Employment and Severance Agreements

The Company currently has employment agreements with each of its Named Executive Officers.

Holdren senior management agreement

Huron Consulting Services LLC has entered into a senior management agreement with Mr. Holdren. The agreement, which was effective as of May 13, 2002, had an initial term of three years and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Holdren provide notice that the agreement shall not renew. The agreement provides that Mr. Holdren will report to our board of directors. Under the terms of the agreement, in 2005, Mr. Holdren’s minimum annual base salary was $800,000 and his annual performance bonus target was $850,000. His compensation is subject to annual review. Mr. Holdren received a minimum payment in an amount of $112,500 with respect to his annual bonus for the twelve months ended May 13, 2005. The additional amount of the annual bonus to be received by Mr. Holdren will be based on the achievement of performance goals set by our Compensation Committee. Mr. Holdren is also eligible for additional bonuses in the event that our annual earnings exceed targets set by the Compensation Committee, in amounts that the Compensation Committee determines to be appropriate.

Mr. Holdren’s agreement provides that, if his employment is terminated by us without cause, if he resigns for good reason (as such terms are defined in the agreement) or if he is terminated in connection with a non-renewal of the agreement prior to the fifth anniversary of its execution, Mr. Holdren will be entitled to severance pay of $1,500,000, payable over the twelve-month period following termination, along with continuation of medical and dental benefits during such twelve-month period. All other Company-provided perquisites and benefits will be subject to the treatment provided under the terms of the applicable plans or programs. Mr. Holdren or his estate is entitled to six months’ base salary over the six-month period following his death or disability, along with continuation of medical benefits. In order to receive any of these severance payments, Mr. Holdren must execute a general release in favor of us. Mr. Holdren is also entitled to coverage under our directors’ and officers’ insurance policy for six years following his termination, subject to specified exceptions and limitations. Mr. Holdren has agreed to certain restrictive covenants that will survive for a period of one to three years following the termination of his employment pursuant to which he will not solicit our clients or interfere with our relationships with our employees or customers.

Mr. Holdren’s agreement provided for the purchase by him of 391,305 shares of our common stock on December 10, 2002, pursuant to a separate restricted shares award agreement under our 2002 Equity Incentive Plan, the vesting of which accelerated on October 12, 2004. In addition, Mr. Holdren has the ability to exercise certain piggyback registration rights with respect to these shares. Pursuant to these piggyback registration rights, if we propose any underwritten public offering of our equity securities pursuant to an effective registration statement under the Securities Act of 1933 (the “1933 Act”) (other than a registration statement relating to our employee benefit plans, exchange offers by us or a merger or acquisition of a business or assets by us), Mr. Holdren is entitled to include his shares of common stock in that registration, subject to cutback provisions in the event that, in connection with an underwritten offering, the managing underwriter advises us and Mr. Holdren that the inclusion of all the securities sought to be included in the registration by us, Mr. Holdren, any persons who have sought to have shares registered thereunder pursuant to demand registration rights and any other proposed sellers would adversely affect the marketability of the securities sought to be sold pursuant thereto. Pursuant to the agreement, we are obligated to pay all expenses incidental to our performance of, or compliance with, our obligations in connection with the piggyback registration rights.

In September 2004, we adopted an amendment to Mr. Holdren’s senior management agreement that provides Mr. Holdren with certain change of control benefits. Pursuant to the amendment, if Mr. Holdren’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Holdren with good reason, which includes not being the chief executive officer of the successor entity, all of his unvested equity awards will immediately become vested and exercisable, and he will be entitled to severance pay of three times the total of his then-current base salary and target annual bonus. In the event of such termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs, 36 months of benefit continuation, and, if necessary, an excise tax gross-up payment.

Massaro senior management agreement

Huron Consulting Services LLC also entered into a senior management agreement with Mr. Massaro. Mr. Massaro’s agreement, which was effective August 12, 2002, had an initial three-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Massaro provide notice that the agreement shall not renew. Under the terms of the agreement, Mr. Massaro received a minimum annual base salary, which generally could not be reduced once increased, and was eligible to participate in our annual performance bonus plan. His compensation is subject to annual review. For 2005, Mr. Massaro’s annual base salary was set at $600,000, and his annual bonus target was set at $300,000. Mr. Massaro received a guaranteed minimum bonus payment of $37,500 with respect to his annual bonus for the twelve months ended August 12, 2005. Additional bonus amounts for calendar 2005 may be paid to Mr. Massaro based on the achievement of performance goals set by the Compensation Committee. Mr. Massaro is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Mr. Massaro was also granted options to acquire 21,740 shares of our common stock under our 2002 Equity Incentive Plan at the time his employment commenced. In accordance with the original terms of the grants under our 2002 Equity Incentive Plan, options granted under that plan vested fully on October 12, 2004.

Mr. Massaro’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Mr. Massaro during the six-month period following such termination. In order to receive such severance payments, Mr. Massaro must execute a general release in favor of us. Mr. Massaro or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Massaro has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Massaro’s senior management agreement that provides Mr. Massaro with certain change in control benefits. Pursuant to the amendment, if Mr. Massaro’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Massaro for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay of two times the total of his then-current base salary and target annual bonus. In the event of such termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 24 months of medical benefit continuation. In certain situations, Mr. Massaro may be entitled to an excise tax gross-up payment, or his severance benefits may be reduced to limit his excise tax burden.

During 2006, Mr. Massaro intends to reduce his workload to a part-time, or approximately one-third basis and dedicate his efforts to strategic initiatives for us, including major client assignments. We have adopted a second amendment to Mr. Massaro’s senior management agreement. This second amendment to his agreement has an effective date of December 31, 2005 and allows for Mr. Massaro to work 60 hours per month on average during a calendar year. Under the second amendment, Mr. Massaro ceased to be an executive officer, retaining the title of Vice Chairman, and receives a minimum annual base salary of $200,000. Mr. Massaro will also be eligible for a discretionary incentive. All stock options held as of the effective date of the second amendment will continue to vest, and the term of the awards will not change as long as Mr. Massaro remains employed by us or a member of the board. Unvested restricted stock from the October 12, 2004 grant was cancelled as of March 1, 2006, and restricted stock granted March 17, 2005 will continue to vest as long as Mr. Massaro remains employed by us or a board member. Mr. Massaro is not eligible for future equity grants unless he is working on a full-time basis as defined by the Company.

Broadhurst senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Broadhurst. Mr. Broadhurst’s agreement, which was effective May 15, 2002, had an initial three-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Broadhurst provide notice that the agreement shall not renew. Under the terms of the agreement, Mr. Broadhurst receives an annual base salary of no less than $485,000 and an annual target bonus for the initial term of $260,000, and he has received a guaranteed minimum bonus payment of $65,000 with respect to such bonus for the twelve months ended May 15, 2005. The remaining amount of the annual bonus to be received by Mr. Broadhurst will be based on the achievement of performance goals set by the Chief Executive Officer. Mr. Broadhurst is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Mr. Broadhurst was also granted options to acquire 32,609 shares of our common stock under our 2002 Equity Incentive Plan at the time his employment commenced. In accordance with the original terms of the grant, these options vested fully on October 12, 2004.

Mr. Broadhurst’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Mr. Broadhurst during the six-month period following such a termination. In order to receive such severance payments, Mr. Broadhurst must execute a general release in favor of us. Mr. Broadhurst or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Broadhurst has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Broadhurst’s senior management agreement that provides Mr. Broadhurst with certain change in control benefits. Pursuant to the amendment, if Mr. Broadhurst’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Broadhurst for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Broadhurst’s excise tax burden.

Burge senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Burge. Mr. Burge’s agreement, which was effective November 25, 2002, had an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Burge provide notice that the agreement will not renew. Under the terms of the agreement, Mr. Burge receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Mr. Burge is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Mr. Burge was also granted options to acquire 26,087 shares of our common stock under our 2002 Equity Incentive Plan at the time his employment commenced. In accordance with the original terms of the grants under our 2002 Equity Incentive Plan, options granted under that plan vested fully on October 12, 2004.

Mr. Burge’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary, which amount is subject to offset for remuneration earned by Mr. Burge during the six-month period following such a termination, earned but unpaid annual bonus for the calendar year immediately preceding the termination and continuation of medical benefits for six months. In order to receive such severance payments, Mr. Burge must execute a general release in favor of us. Mr. Burge or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Burge has also agreed to certain restrictive covenants that will survive for one year following termination of his employment pursuant to which, among other things, he will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Burge’s senior management agreement that provides Mr. Burge with certain change in control benefits. Pursuant to the amendment, if Mr. Burge’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Burge for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Burge’s excise tax burden.

Sawall senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Ms. Sawall. Ms. Sawall’s agreement, which was effective May 1, 2002, had an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Ms. Sawall provide notice that the agreement will not renew. Under the terms of the agreement, Ms. Sawall receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Ms. Sawall is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Ms. Sawall was also granted options to acquire 16,305 shares of our common stock under our 2002 Equity Incentive Plan at the time her employment commenced. In accordance with the original terms of the grants under our 2002 Equity Incentive Plan, options granted under that plan vested fully on October 12, 2004.

Ms. Sawall’s agreement provides that, if her employment is terminated by us without cause or if she resigns for good reason (as such terms are defined in the agreement), she will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Ms. Sawall during the six-month period following such a termination. In order to receive such severance payments, Ms. Sawall must execute a general release in favor of us. Ms. Sawall or her estate is entitled to severance pay of three months’ base salary payable over the three-month period following her death or disability, along with continuation of medical benefits. Ms. Sawall has also agreed to certain restrictive covenants that will survive for one year following termination of her employment pursuant to which, among other things, she will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Ms. Sawall’s senior management agreement that provides Ms. Sawall with certain change in control benefits. Pursuant to the amendment, if Ms. Sawall’s employment is terminated within 24 months following a change of control, either by us without cause or by Ms. Sawall for good reason (as provided in the agreement), all of her unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and she will be entitled to severance pay equal to the total of one year of her then-current base salary and her then-current target annual bonus. In the event of such a termination, she will also be entitled to a pro-rata bonus for the year during which her termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Ms. Sawall’s excise tax burden.

Report of the Compensation Committee on Executive Compensation

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

Compensation Philosophy and Policy Overview

The Compensation Committee believes that the compensation paid to its executive officers and practice leaders must attract and retain talented executives and motivate them to deliver superior performance and results consistent with the Company’s business objectives and the creation of stockholder value. Total compensation is designed to align the interests of executives and shareholders. Compensation must be competitive, as well as based on individual contribution, teamwork, and delivery of financial results.

The components of executive compensation are: base salary, annual cash incentive, and equity compensation, consisting primarily of restricted stock. The committee annually reviews and approves Huron’s practices regarding executive compensation for base salary levels, incentive compensation and equity awards for all executive officers and practice leaders. The committee periodically will retain a third party compensation expert to review the total compensation and elements of compensation against a group of comparator companies.

Base Salary

Base salaries for the Chief Executive Officer, Vice Chairman, and Vice President of Operations are recommended by management to the committee and reviewed and approved by the committee based on the committee’s evaluation of each individual’s responsibilities, level of experience, performance, and competitive compensation data for comparable companies. Base salaries for other executives and the practice leaders are recommended by the Chief Executive Officer to the committee and reviewed and approved taking into account an assessment of each individual’s responsibilities and performance. All of our executive officers and the majority of practice leaders have employment agreements that set minimum base salaries and contemplate an annual review and potential compensation increases. These agreements also provide for severance and restricted equity acceleration in the event of a qualified change of control accompanied by termination of employment as a result of the change of control.

Annual Incentives

Annual incentives are designed to link a significant portion of each executive’s compensation to the Company’s performance and to recognize individual contribution to the success of the Company in achieving its performance goals. Each executive has a target bonus with specific goals and performance objectives. The majority of executive incentives are based on the Company achieving financial performance targets. In 2005, the Compensation Committee evaluated the Chief Executive Officer, Vice Chairman, and Vice President of Operations’ achievement against their goals for fiscal 2005. The committee reviewed the performance and annual incentives of other executive officers and practice leaders against objectives set by the Chief Executive Officer, taking into account his recommendations and assessment of each executive’s success in achieving these goals, as well as the overall performance of each executive.

Long-Term Equity Incentives

The committee believes that equity compensation is an important vehicle to attract, motivate and retain executives. Equity compensation aligns executive interests with those of stockholders and encourages executives to act to maximize long-term stockholder value. Under our 2004 Omnibus Stock Plan, restricted stock, stock options and other forms of equity compensation may be granted to executive officers and other key employees who are expected to contribute to the Company’s ability to execute against long-term goals and objectives. The committee considers existing unvested equity holdings, individual performance, and anticipated future contributions to the business in determining new grants. Since the 2004 Omnibus Stock Plan was approved, the majority of grants have been restricted stock grants to executives, practice leaders and other managing directors.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next four most highly paid executives of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. Treasury regulations provide transitional rules under Section 162(m) for compensation programs sponsored by a corporation that previously was not publicly held that becomes publicly held for these purposes. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of Section 162(m).

Chief Executive Officer Compensation

Mr. Holdren’s total compensation was consistent with the compensation philosophy and objectives described above. Mr. Holdren’s employment agreement, which is described in detail in the section entitled “Executive Compensation,” established his base salary and target bonus for fiscal 2005. The Compensation Committee considered the following factors when reviewing the financial performance portion of Mr. Holdren’s bonus: achievement of target growth in revenues and EBITDA and earnings per share performance. The Compensation Committee did not attach any specific weighting to these factors. In assessing Mr. Holdren’s performance against other factors, the committee considered achievement of headcount growth plans, improved employee retention, successful completion of the Company’s first acquisition and other factors. The Compensation Committee did not attach any specific weighting to these factors. Based on achievement of performance goals set at the beginning of fiscal 2005, Mr. Holdren’s 2005 annual incentive of $925,000 was approved by the board of directors. In addition, the Compensation Committee awarded Mr. Holdren 75,000 shares of restricted common stock that will be granted on July 1, 2006.

John S. Moody, Chairperson

John McCartney

DuBose Ausley

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Performance Graph

The Company performance information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act, and the Company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

The following graph and table set forth information comparing the cumulative total return from a $100 investment in the Company, a broad-based stock index and the stocks making up an industry peer group on October 13, 2004 through the end of the Company’s most recent fiscal year.

The Peer Group is comprised of the following companies: CRA International, Inc., FTI Consulting, Inc., LECG Corporation, Navigant Consulting, Inc. and Resources Connection, Inc.

	Value of Investment
	10/13/04	12/31/04	12/31/05	% Return
Huron Consulting Group Inc.	100.00	143.23	154.77	55%
NASDAQ Stock Market Index	100.00	113.27	114.83	15%
Peer Group	100.00	117.98	115.28	15%

Certain Relationships and Related Transactions

From time to time, Huron Consulting Services LLC reimburses Lake Capital Management LLC for its out-of-pocket expenses in connection with its provision of requested management services. Under this arrangement, we paid approximately $7,000 for the year ended December 31, 2005.

In connection with our initial public offering (“IPO”), in which HCG Holdings LLC participated as a selling stockholder, and in connection with our secondary public offering, in which HCG Holdings LLC was the selling stockholder, the Company paid all of the offering expenses of HCG Holdings LLC, other than underwriting discounts and commissions and transfer taxes with respect to the shares sold by HCG Holdings LLC.

We have an arrangement whereby we share with Lake Capital Management LLC season tickets for a luxury suite at Soldier Field for home games of the Chicago Bears that we use to entertain current and prospective clients. Under this arrangement, we paid $68,900 for the 2005 season.

Mr. Massaro’s son-in-law, Marc Mercier, is currently employed by us as a manager. In this capacity, he received total compensation of approximately $96,000 in the year ended December 31, 2005.

Huron Consulting Services LLC has an agreement with Highline Technology LLC, an entity of which Mr. Yovovich owns 50%. Pursuant to the agreement, Highline Technology provides consulting services to our information technology group on a time and materials basis. In connection with this agreement, we paid Highline Technology approximately $88,000 for its services in 2005.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE COMPANY’S

2004 OMNIBUS STOCK PLAN

In 2004, we adopted the 2004 Omnibus Stock Plan (the “Omnibus Plan”), which replaced the prior equity-based compensation plans. The Omnibus Plan was approved by stockholders on October 12, 2004 and authorized for issuance up to 2,141,000 shares for stock-based incentive compensation to eligible employees, executive officers, independent contractors and outside directors. As of December 31, 2005, we had issued or reserved for issuance a total of 1,543,253 shares of common stock under the Omnibus Plan. We currently expect to grant 512,500 shares of restricted common stock to our executive officers and managing directors in July of this year. This would leave us with approximately 85,000 shares of common stock remaining available for grant. As a result, the board of directors has adopted an amendment to the Omnibus Plan (the “First Amendment”) to increase the number of shares available under the Omnibus Plan by 2,100,000 shares (to a total of approximately 2,697,747 available for issuance or 15.6% of our currently outstanding shares of common stock), subject to stockholder approval of the First Amendment. In addition, we will make annual grants to our independent directors and at-hire grants to new managing directors throughout the year. Based on our current plans and growth expectations, we believe that the shares requested in this proposal will be sufficient for the Company’s needs for three years.

We use equity compensation for our executives, practice leaders, and managing directors as a core component of our overall compensation philosophy. The ability to offer equity as a component of compensation helps us attract talent that is critical for our continued growth and helps to focus new managing directors on the performance and financial goals the Company has committed to achieve. Ongoing long-term incentive compensation aligns the interests of our most senior and critical employees with our stockholders’ interests and provides additional incentive compensation to the employees who we must retain to continue to build and grow the Company. Recognizing the importance of retaining our valued employees at all levels, we have also implemented a new feature in our annual incentive program for employees below the managing director level who normally do not receive equity compensation. To encourage broad ownership of Huron stock and to offer an opportunity for all of our employees to have a stake in the Company’s growth, employees may use a portion of their bonus to purchase our common stock. Huron partially matches employee purchases with common stock, subject to a minimum holding requirement, as well as a time-based vesting schedule. We believe that encouraging ownership among all of our employees builds the teamwork that is a fundamental value of the Company and will enhance retention of our employees.

For the reasons discussed above, we believe that it is in the best interests of the Company, its stockholders and its employees to increase the number of shares of common stock available for issuance under the Omnibus Plan. Accordingly, the board of directors has adopted the First Amendment to the Omnibus Plan, subject to stockholder approval. The summary of the Omnibus Plan set forth below is qualified in its entirety by the full text of the Omnibus Plan as it is proposed to be amended. A copy of the Omnibus Plan is filed as an exhibit to our registration statement on Form S-8 filed with the SEC with respect to the Omnibus Plan (File Number 333-119697), and a copy of the First Amendment is included as Appendix A to this Proxy Statement.

If the First Amendment is not approved by stockholders, the Omnibus Plan will continue in existence in its current state, and the board of directors will consider other alternatives so that it will continue to be able to attract and retain employees.

The approval of the amendment to the Omnibus Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided that a quorum of at least one-third of the outstanding shares is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to approval of the amendment and will not be counted as votes for or against the proposal. Proxies submitted pursuant to this solicitation will be voted for the approval of the amendment of the Omnibus Plan, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FIRST AMENDMENT TO THE OMNIBUS PLAN.

Description of the Omnibus Plan

There are several types of awards that may be granted under the Omnibus Plan: stock options (including both incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code and nonqualified options, which are options that do not qualify as ISOs), stock appreciation rights, restricted stock, phantom stock, stock bonus awards, and other equity-based awards valued in whole or in part by reference to, or otherwise based on, our common stock. A total of 1,543,253 shares of common stock currently are reserved for issuance under the Omnibus Plan, subject to equitable adjustment upon certain corporate transactions or events. If this proposal is approved by stockholders, the aggregate number of shares available under the Omnibus Plan would increase to 2,697,747. Shares subject to an award that remain unissued upon the cancellation or termination of the award will again become available for award under the Omnibus Plan, as shall any shares subject to an award that are retained by us as payment of the exercise price or tax withholding obligations and previously owned shares surrendered to us as payment of the exercise price of an option to satisfy tax withholding obligations. In addition, to the extent an award is paid or settled in cash, the number of shares previously subject to the award shall again be available for grant pursuant to the Omnibus Plan.

The Omnibus Plan is administered by the Compensation Committee. Our executive officers, employees, outside directors and third-party consultants, numbering approximately 780 in total, are eligible to receive awards under the Omnibus Plan at the discretion of the Compensation Committee. The Compensation Committee has the responsibility for interpreting the plan and determining all of the terms and conditions of awards made under the plan, including when they will become exercisable or otherwise vest. The Compensation Committee has the authority to accelerate the exercisability and/or vesting of any outstanding award at such times and under such circumstances as it deems appropriate. The Omnibus Plan may be amended by our board of directors, subject to stockholder approval, where necessary to satisfy legal or regulatory requirements. The Omnibus Plan will terminate not later than the tenth anniversary of its adoption. Awards granted before the termination of the Omnibus Plan may extend beyond that date in accordance with their terms.

The Omnibus Plan is intended to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, which generally limits the deduction that we may take for compensation of our five most senior executive officers. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. The vesting of awards that are intended to qualify as performance based compensation will be based upon business criteria as established by the Compensation Committee from time to time.

Other than with respect to shares of restricted common stock and options that we have granted to date (representing 1,543,253 shares of our common stock), with respect to the shares of restricted common stock we intend to grant in July 2006 (described below under “2006 Plan Benefits”) and with respect to our contractual obligations to issue a total of 8,696 options per year to certain third-party consultants, inasmuch as awards under the Omnibus Plan will be granted at the discretion of our Compensation Committee, it is not possible at this time to determine either the persons who will receive awards under the Omnibus Plan or the amount of any such awards. For awards that were made in 2005 to directors and named executive officers, you should read the discussions under “Proposal 1—Election of Directors; Compensation of Directors,” and “Executive Compensation—Summary Compensation Table” and “—Option Grants in Last Fiscal Year” above.

2006 Plan Benefits

The Compensation Committee has approved the following restricted stock awards under the Omnibus Plan, with an anticipated grant date of July 1, 2006, to executive officers and other managing directors:

Persons or Groups of Persons	Number of Shares
Gary E. Holdren	75,000
Daniel P. Broadhurst	20,000
Gary L. Burge	30,000
Natalia Delgado	10,000
Mary M. Sawall	15,000
Non-Executive Managing Directors	362,500

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2005 with respect to equity compensation plans approved by stockholders. We do not have equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance (excluding shares in 1st column)
Equity compensation plans approved by stockholders (1):
2002 Equity Incentive Plan	345,289	$0.02	—	(2)
2002 Equity Incentive Plan (California)	26,309	$1.23	—	(2)
2003 Equity Incentive Plan	815,544	$1.08	—	(2)
2004 Omnibus Stock Plan	117,546	$15.97	597,747
Equity compensation plans not approved by stockholders:	N/A	N/A	N/A

Total	1,304,688	$2.15	597,747

(1)	Our equity compensation plans were approved by the existing stockholders prior to our IPO.

(2)	Prior to the completion of our IPO, we established the 2004 Omnibus Stock Plan. We terminated the 2002 Equity Incentive Plan, 2002 Equity Incentive Plan (California) and 2003 Equity Incentive Plan, and no further awards will be granted under these plans.

AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2005	2004
	(in thousands)
Audit Fees	$687	$1,079
Audit Related Fees	69	—
Tax Fees	288	112
All Other Fees	—	—

Total	$1,044	$1,191

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC, including documents relating to our IPO and secondary offering.

Audit Related Fees—employee benefit plan audits; due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulations; consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not Audit, Audit-Related or a Tax Service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence and has determined such services for fiscal 2005 and 2004 were compatible.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

The Audit Committee, on a periodic basis, determines certain services that have the general pre-approval of the committee. The Audit Committee must separately pre-approve any services not receiving such general pre-approval. Requests for such approval must be submitted by both the auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken that are not pre-approved. The Audit Committee will establish pre-approved fee levels for all services to be provided by the auditor. On a periodic basis, the Chief Financial Officer and the auditor report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee Charter through a formal written report set forth below.

March 1, 2006

The Board of Directors

Huron Consulting Group Inc.

Fellow Directors:

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee Charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Huron’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee Charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2005.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2005:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors their independence.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Huron Consulting Group Inc. Audit Committee

John McCartney, Chairperson

James D. Edwards

DuBose Ausley

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than December 1, 2006 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 3, 2006 and no later than February 2, 2006. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting of Stockholders.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 31, 2006

HURON CONSULTING GROUP INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[

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The Board of Directors recommends a vote “FOR” each of the proposals below:

1. Election of Directors Vote For All

Nominees: 01-DuBose Ausley For Withheld Except

02-John S. Moody

INSTRUCTION: To withhold your vote for any individual

nominee, write that nominee’s name on the line provided below:

2. To approve an amendment to the Company’s

2004 Omnibus Stock Plan.

3. In their discretion, upon such other business as

may properly come before the meeting or any

adjournment thereof; all as set out in the Notice

and Proxy Statement relating to the Annual

Meeting of Stockholders, receipt of which is hereby acknowledged.

For Against Abstain

Dated:

, 2006

Signature

Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

7189—Huron Consulting Group Inc.

PROXY

PROXY

HURON CONSULTING GROUP INC.

Annual Meeting of Stockholders on May 2, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Gary E. Holdren and Natalia Delgado, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Common Stock of the undersigned at the Annual Meeting of stockholders of

Huron Consulting Group Inc., a Delaware corporation, to be held on Tuesday, May 2, 2006, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN

BY THE UNDERSIGNED STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE

VOTED FOR ALL NAMES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

7189—Huron Consulting Group Inc.